EXHIBIT 5.1


                       OPINION OF COUNSEL



                  [SMITH LAW OFFICE LETTERHEAD]



March 30, 2004



Graham Corporation
20 Florence Avenue
Batavia, N.Y.  14020

                    Re:  2000 Graham Corporation Incentive Plan
                         to Increase Shareholder Value

Ladies and Gentlemen:

     I have acted as legal counsel to Graham Corporation in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to Registration Statement No. 333-113426 on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which Post-Effective Amendment is being filed with the Securities and Exchange Commission in connection with a reoffer prospectus for the resale of up to 150,000 shares (the "Shares") of Graham Corporation's common stock, par value $.10 per share (the "Shares"), issuable upon the exercise of stock options granted under the 2000 Graham Corporation Incentive Plan to Increase Shareholder Value (the "Plan").

             I have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as I have deemed necessary or advisable for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to matters of fact, I have relied upon statements and representations of officers and other representatives of the Company and others.

             Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and certificates therefor have been issued and delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.



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     In rendering the opinion set forth above, I have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction
(except federal securities law).

             I consent to the filing of this opinion as an exhibit to the Post-Effective Amendment but do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

             I am furnishing this opinion in connection with the filing of the Post-Effective Amendment, and it may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without my express written consent.


                         Very truly yours,



                         /s/  William A. Smith, Jr.

                         --------------------------
                         William A. Smith, Jr.